                                 SCHEDULE 14A
                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, For Use Of The Commission Only (As Permitted By
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       MODIS PROFESSIONAL SERVICES, INC.
                       ---------------------------------
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

     (2)   Form, Schedule or Registration Statement No.:

     (3)   Filing Party:

     (4)   Date Filed:

MPS LOGO

                       MODIS PROFESSIONAL SERVICES, INC.
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                                APRIL 23, 1999

DEAR MODIS PROFESSIONAL SERVICES, INC. SHAREHOLDER:

  On behalf of the Board of Directors and management of Modis Professional Services, Inc., I cordially invite you to attend the annual meeting of shareholders (the "Annual Meeting") to be held at the Company's Headquarters, One Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida on May 26, 1999 at 11:00 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

  In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders' questions.

  It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                          Sincerely,

                                          DEREK E. DEWAN,
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

                       MODIS PROFESSIONAL SERVICES, INC.
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1999

TO THE HOLDERS OF COMMON STOCK:

  PLEASE TAKE NOTICE that the annual meeting of shareholders (the "Annual Meeting") of Modis Professional Services, Inc. (the "Company") will be held on Wednesday, May 26, 1999 at 11:00 a.m., local time, at the Company's Headquarters, One Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida.

  The Annual Meeting will be held for the following purposes:

1. to elect six directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders or until their successors are elected and qualified; and

2. to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 24, 1999, are entitled to notice of and to vote at the Annual Meeting.

  Admission to the meeting will be by ticket only. The ticket enclosed with the proxy card will admit you to the meeting. If you are a shareholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket in writing addressed to the Office of the Secretary, Modis Professional Services, Inc., One Independent Drive, Jacksonville, Florida 32202. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.

                                          By Order of the Board of Directors,

                                          MARC M. MAYO,
                                          SENIOR VICE PRESIDENT, SECRETARY AND
                                          GENERAL COUNSEL

Dated: April 23, 1999
Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                       MODIS PROFESSIONAL SERVICES, INC.
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD MAY 26, 1999

                                 INTRODUCTION

  This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of Modis Professional Services, Inc., a Florida corporation (the "Company"), on or about April 23, 1999, in connection with the solicitation by the Company's Board of Directors of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held on Wednesday, May 26, 1999, at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company's Headquarters, One Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida.

  Only shareholders of record at the close of business on March 24, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 95,798,567 shares of Common Stock, par value $.01 per share (the "Common Stock").

                               VOTING PROCEDURES

  The Board of Directors has designated Derek E. Dewan and Michael D. Abney, and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the Secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting, notifying the Secretary of the Company or his delegate and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

  The Company's Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. The Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Bylaws further provide that other matters are approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed the votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act or the Company's Articles of Incorporation. Therefore, although abstentions and broker non-votes are counted for quorum purposes, abstentions and broker non-votes generally have no effect under Florida law. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter.

  Regarding the election of Directors, shares may be voted for or withheld from each nominee. Abstentions and broker non-votes will have no affect on the election of Directors.

  Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted "FOR" the election of all nominees.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, six individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee is presently available for election and is a member of the Board of Directors. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

  Information concerning the Board of Directors' nominees, based on data furnished by them, is set forth below. There are no family relationships between any directors or executive officers of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                                                      Year First
                                Positions With The Company;             Became
                                Principal Occupations during          Director of
       Name (Age)           Past Five Years; Other Directorships      the Company
 ---------------------- -------------------------------------------   -----------
 Derek E. Dewan (44)*   President and Chief Executive Officer of         1994
                        the Company since January 1, 1994; Director
                        since January 28, 1994 (Chairman since June
                        19, 1996); Partner with the accounting firm
                        of Coopers & Lybrand, L.L.P. (now
                        PricewaterhouseCoopers, L.L.P.) for more
                        than five years prior to joining the
                        Company, most recently as the managing
                        partner of the Jacksonville, Florida
                        office. Mr. Dewan currently serves on the
                        Board of Directors of Transit Group, Inc.
                        and Payroll Transfers, Inc.

 Daniel M. Doyle (58)+  Director of the Company since October 7,         1997
                        1997; currently a private investor.
                        Previously Chief Executive Officer of Danka
                        Business Systems from 1977 until 1998. Mr.
                        Doyle currently serves on the Board of
                        Directors of Tech Data Corporation,
                        Pinellas County Education Foundation, U.S.
                        Ski Team Foundation, Eckerd College, Tampa
                        Bay Partnership, Board of Fellows for
                        University of Tampa, Board of Trustees for
                        University of South Florida, Florida
                        Council of 100.

 Peter J. Tanous (60).* Director of Company since August 15, 1997;       1997
                        currently President of Lynx Investment
                        Advisory, Inc. since 1984. Previously
                        Executive Vice President of Bank Audi
                        (U.S.A.), Chairman of Petra Capital
                        Corporation, and First Vice President and
                        International Regional Director with Smith
                        Barney. Mr. Tanous currently serves on the
                        Board of Directors of Cedars Bank, Kistler
                        Aerospace Corporation, Interstate
                        Resources, Inc., TechniFlite of America,
                        Inc., Chairman of the American Task Force
                        for Lebanon Legislative Council, and
                        Councilor for the American Geographic
                        Society.

 T. Wayne Davis (52).+  Director of the Company since February           1994
                        1994; Private investor for the past five
                        years; President and Chairman of the Board
                        of Tine W. Davis Family-WD Charities, Inc.;
                        President of Red Wing Properties, Inc.;
                        Director of Enstar Group, Winn-Dixie
                        Stores, Inc., Secured Document Systems,
                        Inc., and Associated Industries Insurance
                        Services, Inc. Mr. Davis also serves as
                        Chairman of the Board of Transit Group,
                        Inc.

                                                                      Year First
                                    Positions With The Company;         Became
                                   Principal Occupations during       Director of
          Name (Age)           Past Five Years; Other Directorships   the Company
 ----------------------------- ------------------------------------   -----------
 John K. Anderson, Jr. (50).+* Director of the Company since             1996
                               November 7, 1996; currently
                               Executive Vice President, Treasurer
                               and Chief Financial Officer of
                               American Heritage Life Insurance
                               Company. Mr. Anderson served as
                               Chief Executive Officer of E.G.
                               Baldwin & Associates, Inc. from
                               September 1993 to December 1995; Co-
                               founder and President of National
                               Healthcare Distribution, Inc. from
                               January 1994 to December 1995;
                               President and Chief Executive
                               Officer of Capitol American
                               Financial Corporation from August
                               1990 to May 1993.

 Michael D. Abney (63)         Director of the Company since             1997
                               February 10, 1997, Senior Vice
                               President of the Company since March
                               1995 and Chief Financial Officer of
                               the Company since joining the
                               Company in November 1992. He is a
                               certified public accountant and was
                               a partner with Coopers & Lybrand,
                               L.L.P. (now PricewaterhouseCoopers,
                               L.L.P.) for 22 years prior to
                               joining the Company, most recently
                               as managing partner of
                               PricewaterhouseCoopers, L.L.P.'s
                               Jacksonville, Florida office.

--------
*Member of the Nominating Committee.
 .Member of the Audit Committee.
+Member of the Compensation Committee.

  BOARD OF DIRECTORS AND STANDING COMMITTEES. Regular meetings of the Board of Directors are held approximately four times a year, with special meetings as needed. During 1998, the Board of Directors held sixteen (16) total meetings. Each director attended at least 75% of the aggregate of: (i) all meetings of the Board of Directors and (ii) all meetings of Board committees on which he served during 1998.

  The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee which are described below. Members of these committees are generally elected annually at the regular Board of Directors meeting held in conjunction with the annual shareholders' meeting, but changes may be made at the Board's discretion at any time.

  AUDIT COMMITTEE. For most of 1998, the Audit Committee was comprised of Messrs. Anderson (Chairman) and Davis, neither of whom is an officer of the Company. Mr. Tanous, who is not an officer of the Company, was added to the Committee at a Board meeting held on December 24, 1998. Regular meetings of the Audit Committee are scheduled to be held twice a year, with one meeting scheduled in conjunction with the annual shareholders' meeting. The Audit Committee met two (2) times during 1998. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, monitoring the Company's Year 2000 Compliance Plan, making recommendations regarding the Company's employment of independent auditors and reviewing the annual audit with the auditors.

  COMPENSATION COMMITTEE. The Compensation Committee in 1998 was initially comprised of Messrs. Davis (Chairman), Dewan and Anderson. Mr. Dewan resigned from the Committee prior to its meeting in December. At the Board meeting on December 24, 1998, Mr. Doyle was appointed to the Committee and the Committee is now comprised entirely of independent directors. During 1998, the Compensation Committee met four times. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate. Although a member of the Compensation Committee for most of 1998, Mr. Dewan did not participate in any of the decisions regarding the terms of his employment or compensation or the administration of the Company's stock option plans.

  NOMINATING COMMITTEE. The Nominating Committee was created at a Board meeting on December 29, 1998, at which time Messrs. Tanous (Chairman), Dewan and Anderson were appointed to the Committee. The principal responsibility of the Committee will be to investigate and nominate potential members of the Board. The Committee has stated its intention to meet as soon as practicable to address the potential growth of the Board. At its initial meeting, the Committee will establish procedures to consider nominees recommended by shareholders in accordance with the Company's Bylaws.

                     PRINCIPAL SHAREHOLDERS AND SECURITIES
                            OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of March 19, 1999 of:
(i) each director and nominee for director, (ii) the Named Executive Officers, as defined below, (iii) those persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

                                                    Shares Beneficially Owned
                                                    ------------------------------
   Name                                                Number        Percent(1)
   ----                                             --------------- --------------
   Derek E. Dewan(2)..............................        3,233,101         3.27
   T. Wayne Davis(3)..............................          265,401            *
   John K. Anderson, Jr.(4).......................           51,367            *
   Daniel M. Doyle(5).............................           28,667            *
   Peter J. Tanous(6).............................           19,667            *
   Michael D. Abney(7)............................          595,123            *
   Marc M. Mayo(8)................................          116,667            *
   Timothy D. Payne(9)............................           68,667            *
   Robert P. Crouch(10)...........................           63,334            *
   Massachusetts Financial Services Company(11)...       14,135,693        14.76
   FMR Corp.(12)..................................        6,466,251         6.75
   T. Rowe Price Associates, Inc.(13).............        5,097,300         5.32
   All directors and executive officers as a group
    (9 persons)(14)...............................        4,441,994         4.46

--------
  *Indicates less than 1%.

(1) Percentage is determined on the basis of 95,787,567 shares of Common Stock outstanding as of March 19, 1999, plus shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(2) Mr. Dewan owns or has options to acquire a total of 4,233,100 shares of Common Stock, including the 3,233,101 shares shown in the table above. Mr. Dewan's 4,233,100 shares consist of: (i) 276,100 shares held in his name
    (ii) 2,957,001 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (iii) 999,999 options that will vest over the next three years.

(3) Mr. Davis beneficially owns or has options to acquire 345,400 shares of Common Stock, including the 265,401 shares shown in the table above. Mr. Davis' 345,400 shares consist of: (i) 130,000 shares held in his name;
    (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation, over which Mr. Davis has sole voting and dispositive power;
    (iii) 5,400 held in Mr. Davis' wife's name; (iv) 100,001 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (v) options for 79,999 shares which vest over the next three years.

(4) Mr. Anderson owns or has options to acquire a total of 160,700 shares of Common Stock, including the 51,367 shares shown in the table above. Mr. Anderson's 160,700 shares consist of: (i) 700 shares held in his name;
    (ii) 50,667 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (iii) options for 109,333 shares which vest over the next three years.

(5) Mr. Doyle owns or has options to acquire a total of 110,000 shares of Common Stock, including the 28,667 shares shown in the table above. Mr. Doyle's 110,000 shares consist of: (i) 10,000 shares held in his name;
    (ii) 18,667 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (iii) options for 81,333 shares which vest over the next three years.

(6) Mr. Tanous owns or has options to acquire a total of 101,000 shares of Common Stock, including the 19,667 shares shown in the table above. Mr. Tanous' 101,000 shares consist of: (i) 1,000 shares held in his name; (ii) 18,667 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (iii) options for 81,333 shares which vest over the next three years.

(7) Mr. Abney owns or has options to acquire a total of 1,111,789 shares of Common Stock, including the 595,123 shares shown in the table above. Mr. Abney's 1,111,789 shares consist of: (i) 36,320 shares held in his name;
    (ii) 79,000 shares held in his wife's name; (iii) 6,469 shares held in his son's name; (iv) 473,334 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (v) 516,666 options that will vest over the next three years.

(8) Mr. Mayo owns or has options to acquire a total of 250,000 shares of Common Stock, including the 116,667 shares shown in the table above. Mr. Mayo's 250,000 shares consist of: (i) 116,667 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (ii) 133,333 options that will vest over the next two years.

(9) Mr. Payne owns or has options to acquire a total of 638,333 shares of Common Stock, including the 68,667 shares included in the table above. Mr. Payne's 638,333 shares consist of: (i) 68,667 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and (ii) 569,666 options that will vest over the next three years.

(10) Mr. Crouch owns or has options to acquire a total of 180,000 shares of Common Stock, including the 63,334 shares included in the table above. Mr. Crouch's 180,000 shares consist of: (i) 63,334 shares held pursuant to options that are exercisable within 60 days of March 19, 1999; and
     (ii) 116,666 options that will vest over the next four years.

(11) Based on information the Company obtained from Massachusetts Financial Services Company's Schedule 13-G filed as of February 11, 1999, the business address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. Massachusetts Financial Services Company reports to have sole voting power for 14,084,286 shares of Common Stock and sole dispositive power for 14,135,693 shares of Common Stock. The 14,135,693 shares of Common Stock are held by Massachusetts Financial Services Company and certain other affiliates that include the MFS Series Trust II--MFS Emerging Growth Stock Fund.

(12) Based on information the Company obtained from FMR Corp.'s Schedule 13-G filed as of April 10, 1999, the business address of FMR Corp is 82 Devonshire Street, Boston, MA 02109. FMR Corp. reports to have sole voting power for 123,900 shares of Common Stock and sole dispositive power for 6,466,251 shares of Common Stock. These shares are held through various subsidiaries and affiliates of FMR Corp., including Fidelity Management & Research Company, an investment adviser to various investment companies, Fidelity Management Trust Company, Edward C. Johnson 3d and Abigail P. Johnson.

(13) Based solely on information obtained from T. Rowe Price Associates, Inc., the business address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. reports that it is deemed to exercise sole investment discretion with respect to securities held by the registered investment companies which it serves as an investment advisor. T. Rowe Price Associates, Inc. reports to have sole voting power for 68,900 shares and sole dispositive power for 5,097,300 shares.

(14) Includes 3,867,005 held pursuant to options that are exercisable within 60 days of March 19, 1999.

  Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Comparative Stock Performance shall not be incorporated by reference in to any such filings.

                         COMPENSATION COMMITTEE REPORT

  The Company's overall compensation philosophy includes: attracting and retaining quality executive talent; reinforcing strategic performance objectives; and ensuring shared goals between the executive officers and shareholders. Thus, there are three components to executive compensation: base salary; incentive compensation; and equity participation.

  BASE SALARY. In establishing the base salaries of executive officers, attention is given to attracting and retaining quality management. The Company looks to both the levels of compensation in the information technology and professional services industry and the marketplace for executives with similar experience and abilities to determine the amount of base compensation. The Company's intent with respect to base compensation, which has been established pursuant to employment agreements in the case of Messrs. Dewan, Abney, Mayo and Payne that are described elsewhere in this Proxy Statement, is to set the level commensurate with the total compensation level of the industry and marketplace and emphasize incentive compensation and equity participation upon performance.

  INCENTIVE COMPENSATION. The Chief Executive Officer's and Chief Financial Officer's incentive compensation in 1998, as in past years, is based on a percentage of the year-to-year increase in the Company's pre-tax income. Other executive officers may receive bonuses from time to time based on either the recommendation of the CEO or the Board of Directors, and may be tied to subjective as well as objective performance criteria.

  EQUITY PARTICIPATION. The Committee strongly believes that to encourage the long-term growth of shareholders' value each executive officer must have some form of equity participation. Thus, each of the executive officers participates in stock ownership via either pre-existing ownership of stock or via stock options. During fiscal 1998, pursuant to the Company's stock plans, there were option or stock grants for 1,450,000 shares of common stock to executive officers and 6,716,910 shares of common stock to other employees. The 6,716,910 shares granted to employees other than executive officers includes 3,165,133 granted as part of a repricing of existing options effective on December 15, 1998. No options to executive officers were repriced.

  CHIEF EXECUTIVE OFFICER. Mr. Dewan joined the Company on January 1, 1994. At such time, the Company and Mr. Dewan entered into an Employment Agreement, which provided that Mr. Dewan be compensated on a pay-for-performance basis. Since his arrival, the Company has been able to grow revenues from continuing operations to approximately $1.7 billion in fiscal 1998 from approximately $36 million in fiscal 1994, determined under the pooling-of-interests method of accounting. Mr. Dewan's incentive compensation under his Employment Agreement with the Company was to be calculated as 4% of the year-to-year increase in the Company's pre-tax income. Given the extraordinary pre-tax income from the sale of the Company's Commercial Operations and Teleservices Division to Randstad U.S., LP for $850,000,000.00 (before adjustments), Mr. Dewan and the independent, non-employee directors of the Board, acting as the Compensation Committee for this purpose (the "Special Committee"), agreed to substantially reduce the cash amount of his incentive compensation and substitute in some part an increased equity stake in the Company, further aligning Mr. Dewan's interests with the Company's shareholders. In recognition of the foregoing, the Special Committee vested all unvested shares of restricted stock previously awarded to Mr. Dewan.

  The Special Committee approved an amendment to Mr. Dewan's Employment Agreement effective January 1, 1999, increasing his base salary to $500,000 and tying his incentive compensation to the year to year percentage increase in the Company's pre-tax income, exclusive of one-time gains. The Special Committee increased Mr. Dewan's equity participation by granting Mr. Dewan immediately exercisable options to acquire 950,000 shares of Common Stock at the fair market value on the date of grant ($14.625) and 500,000 shares of Common Stock at the fair market value on the date of grant ($14.625) pursuant to the Company's Amended and Restated 1995 Stock Option Plan.

  Through the above-described compensation, the Special Committee sought to further align Mr. Dewan's compensation with the interests of the Company's shareholders. As the Company's performance goals are met or exceeded, resulting in increased value to shareholders, Mr. Dewan and other senior executives are rewarded commensurately. In light of the contributions Mr. Dewan has made to the Company, including the substantial increase in shareholder value during his tenure with the Company and the strategic direction with which he has provided the Company as it heads toward the millennium, the Special Committee considers the amount of Mr. Dewan's compensation for fiscal 1998 to be reasonable.

  To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Committee's control affect the deductibility of compensation.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1,000,000 unless certain requirements are met. The Committee believes that the Amended and Restated 1995 Stock Option Plan complies with Section 162(m) and, therefore, stock options and stock appreciation rights ("SARs") granted under this plan would qualify for the corporate tax deduction.

  As it has done in the past, the Committee intends to design future compensation awards for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company. However, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. The Committee has also sought the advice of an outside compensation consultant to assist it in making decisions regarding executive compensation.

  The foregoing report has been furnished by:

                                       MODIS PROFESSIONAL SERVICES, INC.
                                       COMPENSATION COMMITTEE

                                       T. Wayne Davis, Chairman
                                       John K. Anderson, Jr.
                                       Daniel M. Doyle

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total shareholder return (stock price appreciation) on the Company's Common Stock with the cumulative total return (stock price appreciation and reinvested dividends) on the S&P 500 index, the common stock of seven companies in the information technology and/or professional services staffing business (the "New Self-Determined Peer Group"), and the common stock of seven companies in the temporary staffing business (the "Old Self-Determined Peer Group"), as described below, for the period beginning August 16, 1994, the date that trading in the Company's Common Stock first began on the Nasdaq National Market, and ending December 31, 1998 (the last trading date in the Company's 1998 fiscal year), assuming the reinvestment of any dividends and assuming the investment of $100 in each. The Company's Common Stock was traded on the Nasdaq National Market until November 15, 1996, at which time it commenced trading on the New York Stock Exchange under the symbol ASI. On September 27, 1998, the Company's stock symbol on the New York Stock Exchange changed to MPS when it changed its name to Modis Professional Services, Inc.

[GRAPH APPEARS HERE]

                                    LEGEND

            Symbol            CRSP Total Return Index for:      8/16/94 12/30/94 12/29/95 12/31/96 12/31/97 12/31/98
            ------            ----------------------------      ------- -------- -------- -------- -------- --------
               ---------- ^   Modis Professional Services, Inc.  100.0   117.6    752.9    1084.5   1180.7   750.8
          ..--..--...--. ^^   S&P 500 Stock                      100.0    99.9    137.4     169.4    226.1   291.5
              ---------- ^^   New Self-Determined Peer Group     100.0   109.6    198.2     343.7    638.2   624.0
    ..................... .   Old Self-Determined Peer Group     100.0   105.2    126.2     136.9    173.1   155.7

  Total return calculations for the Company, the S&P 500 Stocks, the New Self-Determined Peer Group and the Old Self-Determined Peer Group were prepared by the Center for Research in Security Prices, The University of Chicago. The New Self-Determined Peer Group is composed of the stocks of certain companies selected by the Company in the information technology and/or professional services staffing business, and includes the following companies: CIBER, Inc., Data Processing Resources Corp., Metamor Worldwide, Inc., Romac International, Inc., Computer Horizons Corp., Keane, Inc., and Robert Half International, Inc. The Old Self-Determined Peer Group is composed of the stock of certain companies selected by the Company in the temporary staffing industry, and includes the following companies: Interim Services, Inc. Manpower, Inc., Olsten Corp., Robert Half International, Inc., Kelly Services, Inc., Norrell Corp., and Personnel Management, Inc. The Company believes that the New Self-Determined Peer Group better reflects the Company's focus on information technology and professional services. Total returns were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index on August 16, 1994 was $100 and that all dividends were reinvested. The indexes are reweighted daily, using the market capitalization on the previous trading day.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued by the Company for services rendered during the fiscal years indicated to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers who were serving the Company as executive officers on December 31, 1998 and whose total salary and bonus exceeded $100,000 during the year ended December 31, 1998 (the "Named Executive Officers"). The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                         SUMMARY COMPENSATION TABLE(1)

                                                               Long-Term
                                                          Compensation Awards
                                                       --------------------------
                             Annual Compensation       Restricted   Securities
                          ---------------------------    Stock      Underlying       All Other
                          Year   Salary($)  Bonus($)     Awards   Options/SARs(1) Compensation($)
                          -----  --------- ----------  ---------- --------------- ---------------
Derek E. Dewan..........   1998   350,000   3,700,000        --        500,000       50,808(2)
 Chairman, President and   1997   350,000   3,903,720        --            --        30,066
 Chief Executive           1996   350,000   1,092,640  4,887,500     1,700,000       42,678
 Officer(3)
Michael D. Abney........   1998   200,000     740,000        --        100,000          --
 Senior Vice President     1997   200,000     681,948        --            --           --
 and Chief Financial       1996   135,000     203,180        --        390,000          --
 Officer(4)
Marc M. Mayo............   1998   200,000     600,000        --        150,000          --
 Senior Vice President     1997   183,333     200,000        --        100,000          --
 and General Counsel(5)    1996       --          --         --            --           --
Timothy D. Payne........   1998   250,000     556,704        --        500,000          --
 President, modis,         1997   212,500     220,045                  200,000          --
 Inc.(6)                   1996    67,708      43,439        --          5,000          --
Robert P. Crouch........   1998   125,000     300,000        --        100,000          --
 Vice President of         1997    91,622      34,423        --        110,000          --
 Finance and Chief         1996    23,000       2,286        --         15,000          --
 Accounting Officer(7)

--------
(1) All share amounts have been restated to reflect the Company's three-for-one stock split effective March 27, 1996.
(2) Comprised of $44,006 for life insurance premiums and $6,802 for disability insurance premiums.
(3) Mr. Dewan's bonus under his Employment Agreement was to be calculated as 4% of the year-to-year increase in the Company's pre-tax income. Given the extraordinary pre-tax income from the sale of the Company's Commercial Operations and Teleservices Division to Randstad U.S., LP for $850,000,000.00 (before adjustments), Mr. Dewan and the Special Committee agreed to substantially reduce the cash amount of his bonus and substitute in some part an increased equity stake in the Company, further aligning Mr. Dewan's interests with the Company's shareholders. In recognition of the foregoing, the Special Committee vested all unvested shares of restricted stock previously awarded to Mr. Dewan.

(4) Mr. Abney's bonus was to be calculated as 0.75% of the year-to-year increase in the Company's pre-tax income. For 1998, given the extraordinary pre-tax income from the sale of the Company's Commercial Operations and Teleservices Division to Randstad U.S., LP for $850,000,000.00 (before adjustments), Mr. Abney and the Special Committee agreed to substantially reduce the cash amount of his bonus and accept an increased equity stake in the Company, further aligning Mr. Abney's interests with the Company's shareholders.
(5) Mr. Mayo is Senior Vice President, Secretary and General Counsel of the Company. He has served as Senior Vice President and General Counsel since February 1, 1997 and as Secretary since May 1998. Prior to his employment with the Company, Mr. Mayo was with the law firm of Coffman, Coleman, Andrews & Grogan in Jacksonville, Florida for fourteen years, the last nine as partner. Mr. Mayo is 44 years old.
(6) Mr. Payne is President and Chief Operating Officer of modis, Inc., a wholly owned subsidiary of the Company. He has served in this position since March 1997. From 1994 until March 1997, Mr. Payne was President and Chief Executive Officer of Openware Technologies, Inc., a systems integrator which was acquired by the Company in June 1996. Mr. Payne is 40 years old.
(7) Mr. Crouch is Vice President of Finance and Chief Accounting Officer of the Company. Mr. Crouch joined the Company in November 1995 as Internal Auditor and in June 1997 was promoted to Vice President and Controller. In November 1998, Mr. Crouch was promoted to Chief Accounting Officer. From 1992 to November 1995, Mr. Crouch was employed by Arthur Andersen LLP. Mr. Crouch is a certified public accountant. Mr. Crouch is 30 years old.

OPTIONS GRANTED IN LAST FISCAL YEAR.

  The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rates of
                                                                                         Stock Price Appreciation for
                                                Individual Grants                               Option Term(2)
                         --------------------------------------------------------------- ----------------------------
                                               Percent of Total
                                              Options Granted to  Exercise or
                         Number of Securities Employees in Fiscal Base Price  Expiration
Name                      Underlying Options         Year          ($/Sh)(1)     Date         5%            10%
----                           Granted        ------------------- ----------- ---------- ------------- --------------
Derek E. Dewan..........       500,000               6.12%          $22.375    1/12/08   $   7,035,759 $   17,829,994
Michael D. Abney........       100,000               1.22            22.375    1/12/08       1,407,152      3,565,999
Marc M. Mayo............       150,000               1.84            22.375    1/12/08       2,110,728      5,348,998
Timothy D. Payne........       500,000               6.12            11.125    9/11/08       3,498,226      8,865,192
Robert P. Crouch........       100,000               1.22            22.375    1/12/08       1,407,152      3,565,999

--------
(1) All options were granted at the market value on the date of grant based generally on the last sale price on the date of grant of the Company's Common Stock.
(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock or the present or future value of the options.

The following table sets forth information regarding the number of options exercised, the value realized on such exercises and the value of unexercised options as of December 31, 1998, by each of the Named Executive Officers.

                  Aggregated Option Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

                                                                                 Value of Unexercised
                                                     Number of Securities            In-the-Money
                         No. of Shares              Underlying Unexercised        Options at Fiscal
                          Acquired on    Value    Options at Fiscal Year End           Year End
Name                       Exercise     Realized  Exercisable/Unexercisable  Exercisable/Unexercisable(1)
----                     ------------- ---------- -------------------------- ----------------------------
Derek E. Dewan..........        --            --     1,840,334 / 666,666        $3,052,685 / --
Michael D. Abney........    149,000    $3,684,069      451,000 / 150,000        $1,127,245 / --
Marc M. Mayo............        --            --        33,334 / 216,666              --  /  --
Timothy D. Payne........     66,667    $1,208,339        2,000 / 636,333              --  / $1,750,000
Robert P. Crouch........     30,000    $  502,125        6,668 / 173,332               -- /  --

--------
(1) The closing price of the Company's Stock on the New York Stock Exchange on December 31, 1998, the last trading day of the Company's fiscal year, was $14.625.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Derek E. Dewan, the Company's President and Chief Executive Officer, that provides for an annual base salary of $500,000 for fiscal 1999, plus incentive compensation equal to 4% of the increase in the Company's pre-tax income, exclusive of one-time gains, for the fiscal year over the previous fiscal year. If Mr. Dewan's employment is terminated by the Company for reasons other than cause or by Mr. Dewan for good reason, the agreement provides for any unvested options to become immediately exercisable and for Mr. Dewan to receive a lump sum payment equal to the greater of: (i) the present value of Mr. Dewan's base salary for the remaining portion of the term of the employment agreement; or (ii) the present value of two years' base salary. Any unvested options also will vest upon a change in control. In addition, the employment agreement provides for Mr. Dewan to receive a car allowance, life and disability insurance and Company-paid club dues. Mr. Dewan's employment agreement expires on December 31, 2001.

  Effective January 1, 1997, the Company entered into a one-year employment agreement with Michael D. Abney, the Company's Senior Vice President and Chief Financial Officer that provides for an annual base salary of $200,000 plus incentive compensation equal to 0.75% of the increase in the Company's pre-tax income for the fiscal year over the previous fiscal year. Pursuant to the agreement, if Mr. Abney's employment is terminated by the Company without cause or by Mr. Abney for good reason, he will receive one year's base salary. In the event of his death, disability or termination without cause, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Abney on such date. The Company and Mr. Abney have continued to comply with the terms of this agreement, except that Mr. Abney's incentive compensation for 1999 is equal to 0.75% of the increase in the Company's pre-tax income, exclusive of one-time gains.

  Effective February 1, 1997, the Company entered into a three year employment agreement with Marc M. Mayo, the Company's Senior Vice President, Secretary and General Counsel, that provides for an annual base salary of $200,000, plus a discretionary incentive bonus. Pursuant to the agreement, if Mr. Mayo's employment is terminated by the Company without cause or by Mr. Mayo for good reason, he will receive one year's base salary. In the event of his death, disability or termination without cause, of if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Mayo on such date.

  Effective April 1, 1997, the Company entered into a three year employment agreement with Timothy D. Payne, the President and Chief Operating Officer of modis, Inc., the Company's information technology subsidiary that provides for an annual base salary of $250,000, plus a discretionary incentive bonus. Pursuant to the agreement, if Mr. Payne's employment is terminated without cause by the Company or by Mr. Payne for good reason, he will receive one year's base salary. In the event of his death, disability or termination without cause, of if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Payne on such date.

DIRECTOR'S COMPENSATION

  FEES AND OTHER COMPENSATION. During 1998, each director received from the Company a quarterly fee of $1,000, attendance fees of $1,500 per Board meeting, $500 for each Board Committee meeting and reimbursement for their out-of-pocket expenses. The Director compensation was revised at a Board meeting held on December 29, 1998, prospectively to pay non-employee outside Board members $25,000 as an annual retainer (to be paid quarterly), $2,500 for Committee Chairs, an attendance fee for Board meetings of $1,000 ($500 for telephonic meetings) and $500 for Committee meetings not held on the day of a regularly scheduled Board meeting. The Board's non-employee outside directors also received a $20,000 fee payment for 1998 in recognition of their extraordinary assistance in the sale of the Company's Commercial Operations and Teleservices Division.

  AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN. The Company provides a stock option plan for non-employee directors (the "Director Plan"). A total of 1,600,000 shares of Common Stock are currently reserved for issuance under the Director Plan. The Director Plan is administered by the full Board of Directors.

  The Director Plan provides for the issuance of non-qualified options to purchase 60,000 shares of Common Stock to each new non-employee director, upon first being appointed or elected, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a five-year period. The awards have a term of ten years but are only exercisable for a maximum of three years after the participant ceases to be a director of the Company; however, if a participant ceases to be a director within one year of initial appointment or election, the options granted shall be canceled.

  In addition, the Director Plan provides for the annual issuance of non-qualified options to purchase 20,000 shares of Common Stock to each director, upon reelection, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a three-year period. The Board of Directors may also grant additional options to non-employee directors from time to time as the Board may determine in its discretion. The Board has agreed to assess the continued viability of this Plan in light of proposed accounting changes which make the Director Plan costlier to the Company. In the absence of continuing to award stock options, the Board will consider other forms of equity participation for non-employee directors.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Compensation Committee, which was formed in fiscal 1994, is presently comprised of Messrs. Davis, Anderson and Doyle. Mr. Dewan, who served on the Compensation Committee for the first 11 months of 1998, is President and Chief Executive Officer of the Company and did not participate in decisions relating to his compensation or the administration of the Company's employee stock option plans.

  Mr. Dewan serves on the Board of Directors of Transit Group, Inc. Mr. Davis, the Chairman of the Company's Compensation Committee, is the Chairman of the Board of Transit Group, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There are no transactions involving the Company and current directors or their related parties. The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. During 1998, Mr. Abney inadvertently failed to file one Form 4 related to the exercise by Mr. Abney of options issued under a Company option plan. This transaction was later reported by Mr. Abney in a Form 5.

                     INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

  The Company has selected the firm of PricewaterhouseCoopers L.L.P. to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 1999. That firm has served as the auditors for the Company since 1992. Representatives of PricewaterhouseCoopers L.L.P. are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                             SHAREHOLDER PROPOSALS

  Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2000 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 23, 1999. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relation to shareholder proposals in order to be included in the Company's proxy materials.

  In accordance with the Company's Bylaws, shareholders who wish to submit a proposal for consideration at the Company's 2000 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, must deliver a copy of their proposal to the Company at its principal executive offices no later than December 23, 1999.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report for the year ended December 31, 1998, accompanies this Proxy Statement. Additional copies may be obtained by writing to Michael D. Abney, Senior Vice President and Chief Financial Officer, at One Independent Drive, Jacksonville, Florida 32202.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company's management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc. and/or Morrow & Co., Inc. to aid in the solicitation of proxies for which the Company anticipates it will pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement of expenses.

Date: April 23, 1999

  SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

[CAPTION]

                                                 MODIS PROFESSIONAL SERVICES, INC.
                                                       One Independent Drive
                                                    Jacksonville, Florida 32202

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of Modis Professional Services, Inc., a Florida corporation
(the "Company"), do hereby nominate, constitute, and appoint Derek E. Dewan and Michael D. Abney, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 24, 1999, at the Annual Meeting of its
Shareholders to be held in the Auditorium in the Modis Building, One Independent Drive, Jacksonville, Florida on May 26, 1999, at
11:00 a.m., local time, or at any adjournment thereof.
1.  Election of the following nominees as directors:

                                         Derek E. Dewan, Daniel M. Doyle, Peter J. Tanous,
                                    T. Wayne Davis, John K. Anderson, Jr. and Michael D. Abney.

            [ ] FOR all nominees listed                              [ ] WITHHOLD AUTHORITY to vote for all
                (except as marked to the contrary)                       nominees listed

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below.)

------------------------------------------------------------------------------------------------------------------------------------

                                                   (Continued on the other side)

2.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicate below.

                                                     -----------------------------------------------------------------------------
                                                                                      Signature
                                                     -----------------------------------------------------------------------------
                                                                               Signature if jointly held

                                                     Dated:                                                                 , 1999
                                                           -----------------------------------------------------------------

                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                                               THE ENCLOSED SELF-ADDRESSED ENVELOPE.